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Exhibit 23.6

CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of our report dated March 10, 1999 relating to the financial statements of Mobeo, Inc., which is incorporated by reference in Aether Systems, Inc.'s Registration Statement on Form S-3/A. We also consent to the references to us under the headings "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

McLean, Virginia
April 30, 2001